Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-180597) of Calavo Growers, Inc.,

(2)	Registration Statement (Form S-8 No. 333-132175) pertaining to the 2005 Stock Incentive Plan of Calavo Growers, Inc.

(3)	Registration Statement (Form S-8 No. 333-179101) pertaining to the 2011 Management Incentive Plan of Calavo Growers, Inc.:

of our reports dated January 13, 2014, with respect to the consolidated financial statements and schedule of Calavo Growers, Inc., and the effectiveness of internal control over financial reporting of Calavo Growers, Inc., included in this Annual Report (Form 10-K) of Calavo Growers, Inc. for the year ended October 31, 2013.

/s/ Ernst & Young LLP

Los Angeles, California

January 13, 2014